FORM 10-QSB
September 30, 2004                                 Transax international Limited


EXHIBIT 10.1
                                                            66-4933 Fisher Drive
                                                             Richmond BC V6X 3Z2
                                                                          Canada

10 November 2004

Mr. Stephen Walters
President & CEO
Transax International Limited
Suite 200, 7545 Irvine Centre Drive
Irvine CA 92618
USA

Dear Stephen,

RESIGNATION AS A DIRECTOR AND OFFICER

I regret to advise that due to ongoing personal interests it is not possible for me to devote the appropriate time to Transax International Limited ("Transax") as Director and Officer of the Corporation.

Consequently, I hereby tender my resignation as Director and Officer of Transax with effect as at 10 November 2004 ("the Effective Date"). I understand that Transax's indemnification clause as per bylaws read as follows:

      THE CORPORATION SHALL INDEMNIFY ANY PROPER PERSON AGAINST REASONABLY INCURRED EXPENSES (INCLUDING ATTORNEYS' FEES), JUDGMENTS, PENALTIES, FINES (INCLUDING ANY EXCISE TAX ASSESSED WITH RESPECT TO AN EMPLOYEE BENEFIT
      PLAN) AND AMOUNTS PAID IN SETTLEMENT REASONABLY INCURRED BY HIM CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IF IT IS DETERMINED BY THE GROUPS SET FORTH IN SECTION 4 OF THIS ARTICLE THAT HE CONDUCTED HIMSELF IN GOOD FAITH AND THAT HE REASONABLY BELIEVED: (I) IN THE CASE OF CONDUCT IN HIS OFFICIAL CAPACITY WITH THE CORPORATION, THAT HIS CONDUCT WAS IN THE CORPORATION'S BEST INTERESTS; (II) IN ALL OTHER CASES (EXCEPT CRIMINAL CASES), THAT HIS CONDUCT WAS AT LEAST NOT OPPOSED TO THE CORPORATION'S BEST INTERESTS; OR (III) IN THE CASE OF ANY CRIMINAL PROCEEDING, THAT HE HAD NO REASONABLE CAUSE TO BELIEVE HIS CONDUCT WAS UNLAWFUL. OFFICIAL CAPACITY MEANS, WHEN USED WITH RESPECT TO A DIRECTOR, THE OFFICE OF DIRECTOR AND, WHEN USED WITH RESPECT TO ANY OTHER PROPER PERSON, THE OFFICE IN A CORPORATION HELD BY THE OFFICER OR THE EMPLOYMENT, FIDUCIARY OR AGENCY RELATIONSHIP UNDERTAKEN BY THE EMPLOYEE, FIDUCIARY OR AGENT ON BEHALF OF THE CORPORATION. OFFICIAL CAPACITY DOES NOT INCLUDE SERVICE FOR ANY OTHER DOMESTIC OR FOREIGN CORPORATION OR OTHER PERSON OR EMPLOYEE BENEFIT PLAN.

I take this opportunity to wish the company, its staff and Board of Directors much success in the roll out phase of its technology, and I look forward to Transax's continuing success in the transactions processing marketplace.

Yours sincerely,

/GRAEME SMITH/

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